EXHIBIT 99.1

MGP Ingredients Board Declares Dividend

ATCHISON, Kan., March 5, 2013 (GLOBE NEWSWIRE) -- The Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) declared a dividend of 5 cents ($0.05) per share on the company's common stock on February 28, 2013. The dividend is payable on April 10, 2013, to stockholders of record as of March 18, 2013.

"The board is pleased to authorize a dividend at this time as a reflection of MGP's strong balance sheet and our confidence in the company's strategic business initiatives and growth capabilities," said Board Chairman John Speirs. "The company has continued to move forward on several fronts to bolster its position as an innovative provider of high quality alcohol products and specialty food ingredients to customers in the consumer packaged goods industry. As with this dividend declaration, any future dividends will be determined by the board based on the company's financial condition."

About MGP

MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional and highly functional ingredients for the branded consumer packaged goods industry. The company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. Distilled spirits are also produced at company facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments and (x) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in Part II of the Company's Transition Report on Form 10-K for the six-month period ended December 31, 2011.

CONTACT: For More Information
         Investors & Analysts:
         George Zagoudis, Investor Relations
         913-360-5441 or george.zagoudis@mgpingredients.com

         Media:
         Shanae Randolph, Corporate Director of Communications
         913-360-5442 or shanae.randolph@mgpingredients.com